Exhibit 99.1

ARIAD Announces Start of Phase 2 Clinical Trial of Oral Deforolimus in Patients with Metastatic, HER2-Positive Breast Cancer

Advances milestone in global collaboration with Merck & Co., Inc.

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has initiated a Phase 2 clinical trial to examine the efficacy and safety of oral deforolimus, its investigational mTOR inhibitor, in patients with advanced breast cancer. In collaboration with Merck & Co. Inc., deforolimus is currently being evaluated in multiple clinical trials, both alone and in combination with other therapies, for the treatment of patients with several different cancer types. Under terms of the agreement, ARIAD will receive a $15 million milestone payment from Merck for treating the first patient in the breast cancer clinical trial.

The multi-center, single-arm, Phase 2 study will evaluate oral deforolimus in combination with intravenous trastuzumab (Herceptin®) in patients with metastatic, HER2-positive breast cancer who have developed resistance to trastuzumab therapy. The primary endpoint for the study is clinical response to the experimental combination therapy.

“There is a significant unmet medical need for the effective treatment of patients with metastatic breast cancer who are HER2 positive and refractory to trastuzumab,” stated Pierre F. Dodion, M.D., senior vice president and chief medical officer of ARIAD. “Recent data suggest that activation of the mTOR pathway is implicated in resistance to trastuzumab. This study will evaluate the anti-tumor activity of oral deforolimus, combined with trastuzumab, in a clinical setting.”

The clinical study will enroll approximately 33 patients at about 15 medical centers in the United States and Europe. The trial is expected to be completed by the second half of 2009.

“The start of this clinical study is another important step for deforolimus and for the continued execution of the global development program with Merck to assess our investigational mTOR inhibitor in a broad range of cancers,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “In keeping with a key corporate objective for 2008, we are exploring the deforolimus opportunity in multiple potential cancer indications, and we look forward to the start of two additional Phase 2 clinical trials in endometrial and prostate cancers this year.”

About Breast Cancer

According to the American Cancer Society, breast cancer is the most common cancer among women in the United States, other than skin cancer. It is the second leading cause of cancer death in women, after lung cancer. About 182,460 women in the United States will be found to have invasive breast cancer in 2008. About 40,480 women will die from the disease this year. Right now there are about two and a half million breast cancer survivors in the United States.

HER2-positive breast cancer is a breast cancer that tests positive for a protein called human epidermal growth factor receptor-2 (HER2), which promotes the growth of cancer cells. In about one of every three breast cancers, the cancer cells make an excess of HER2 due to a gene mutation. This gene mutation can occur in many types of cancer — not only breast cancer. HER2-positive breast cancers tend to be more aggressive than other types of breast cancer. They're also less responsive to hormone treatment.

Initial treatment of breast cancer consists of surgery alone, or in combination with radiation, chemotherapy, hormonal therapy and/or targeted therapy. Two or more methods are often used in combination. For those women with disease progression, chemotherapy is the only currently available treatment option, and limited benefit has been seen in such cases, emphasizing the need for new therapies.

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The ongoing global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, an investigational mTOR inhibitor, in patients with cancer.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

Herceptin® is a registered trademark of Genentech.

This press release contains “forward-looking statements,” including statements related to the future planned initiation of clinical trials and receipt of milestone payments. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Sheryl Seapy, 949-608-0841